                                                                   EXHIBIT 10.24


                                           *** Text Omitted and Filed Separately
  [LOGO OF BEFREE, INC.]    SERVICE ORDER     Confidential Treatment Requested
                                            Under 17 C.F.R. (S)(S) 200.80(b)(4),
                                                            200.83 and 240.24b-2

This Agreement is made and entered into as of August 5, 1999 (the "Agreement Date") by and between Be Free, Inc. ("Be Free"), having its principal place of business at 154 Crane Meadow Road, Suite 100, Marlborough, Massachusetts 01752, and Mercata, Inc. ("Merchant"), having its principal place of business at 110 110th Ave NE, Bellevue, WA 98004. In consideration of the mutual covenants and conditions contained in this Service Order and in Be Free's Terms of Service in the form attached hereto (collectively the "Agreement"), and intending to be legally bound hereby, the parties mutually agree as follows:

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                            PART A - BFAST SERVICES
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1.   BFAST(sm) Services
1.1 Be Free and Merchant agree to the BFAST Services set forth in Part C of this Service Order and the BFAST fees set forth below.
1.2 Merchant agrees to pay Be Free a BFAST Implementation Fee of $2,500 upon execution of this Agreement and $2,500 upon Program Launch.
1.3  Merchant agrees to pay Be Free a BFAST Service Fee equal to the greater of:
          (a) [...***...]* of monthly Net Sales generated each month through the Affiliate Sales Channel (for purposes of this Section, Net Sales shall be defined as gross sales less shipping charges, taxes and returns); or
          (b) a minimum BFAST Service Fee of [...***...] each month after Program Launch.
          (c) Be Free agrees to pay up to [...***...] for one-half of the costs of mutually agreed upon market development programs to promote Merchant's Affiliate Sales Channel.
          (d) Merchant is entitled to an emailing campaign to a target list of up to [...***...] opt-in affiliate sites, at no charge.

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                          PART B - OPTIONAL SERVICES
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
1.    BFAST Auto-Merchandising Services               Declined                                      Accepted /DJS/
                                                               -----                                         -----

1.1   Provided that Merchant has initialed or checked "Accepted" above, Be Free and Merchant agree to the Auto-Merchandising
      Services set forth in Part C of this Service Order and the Auto-Merchandising fees set forth below.

1.2   Merchant agrees to pay Be Free an Auto-Merchandising Implementation Fee of 0 upon Program Launch.

1.3   Merchant agrees to pay Be Free each month an Auto-Merchandising Service Fee of [...***...] per one thousand Impressions served via BFAST Auto-Merchandising Services, with a maximum annual payment not to exceed [...***...].

2.    Open Affiliate Outreach & FastApp Services      Declined                                      Accepted /DJS/
                                                               -----                                         -----

2.1   Provided that Merchant has initialed or checked "Accepted" above and is participating in the Be Free FastApp program, Be Free and Merchant agree to the Open Affiliate Outreach and FastApp Services set forth in Part C of this Service Order.

2.2   Open Affiliate Outreach & FastApp Service Fees are included in the BFAST Service Fee set forth above at no additional charge.

3.    Affiliate Commission Payment Services           Declined                                      Accepted /DJS/
                                                               -----                                         -----

3.1   Provided that Merchant has initialed or checked "Accepted" above and has transferred to Be Free amounts owed to Affiliates by
      Merchant for BFAST-monitored transactions, Be Free and Merchant agree to the Affiliate Commission Payment Services set forth in Part C of this Service Order and the Affiliate Commission Payment fees set forth below.

3.2   Merchant agrees to pay Be Free each month an Affiliate Commission Payment Service Fee of $1.00 plus actual postage costs for each check distributed.
                                                                               Only                 Level I &
                                                                          Level I Support       Level II Support
4.    Affiliate Support Services                      Declined                Accepted              Accepted /DJS/
                                                               -----                   -----                 -----

4.1   Provided that Merchant has initialed or checked "Accepted" above, Be Free and Merchant agree to the applicable Affiliate
      Support Services set forth in Part C of this Service Order and the applicable Affiliate Support fees set forth below.

4.2   Merchant agrees to pay Be Free each month after Program Launch a Level I Affiliate Support Service Fee of [...***...] per
      Affiliate per month for the first six months, and [...***...] per Affiliate per month for all subsequent months.

4.3   Merchant agrees to pay Be Free each month after Program Launch a Level II Affiliate Support Service Fee of $1,500 per month.

5.    Affiliate Application Review Services           Declined  /DJS/                               Accepted
                                                                -----                                        -----

5.1   Provided that Merchant has initialed or checked "Accepted" above, Be Free and Merchant agree to the Affiliate Application
      Review Services set forth in Part C of this Service Order and the Affiliate Application Review fees set forth below.

5.2   Merchant agrees to pay Be Free each month an Affiliate Application Review Service Fee of $4.00 per Affiliate application reviewed.

6.    Image Hosting & Serving Services                Declined  /DJS/                               Accepted
                                                                -----                                        -----

6.1   Provided that Merchant has initialed or checked "Accepted" above, Be Free and Merchant agree to the Image Hosting & Serving
      Services set forth in Part C of this Service Order and the Image Hosting set forth below.

6.2   Merchant agrees to pay Be Free each month an Image Hosting & Serving Service Fee of $0.35 per one thousand Impressions served.

---------------------
* Confidential Treatment Requested

   [LOGO OF BE FREE, INC.]      SERVICE ORDER

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                         PART C - SERVICE DESCRIPTIONS
--------------------------------------------------------------------------------

1.   Certain Definitions.

1.1 "Affiliate" shall mean the person or entity that displays Merchant's products, services and/or promotions on its Internet site in exchange for receiving remuneration from Merchant for such display.

1.2 "Affiliate Site" shall mean the Affiliate's Internet site or sites which display products, services, and/or promotions provided by Merchant.

1.3 "Affiliate Sales Channel" shall mean Merchant's group of Affiliates and related Affiliate Sites.

1.4  "End User" shall mean a person or entity who visits the Affiliate Site.

1.5 "Tag" shall mean a form of HTML information display code that causes a browser to generate a request to the BFAST Service Bureau to display a Text Link or a Graphic Link.

1.6 "Link" shall mean a listing or display of merchandise or services offered by Merchant on an Affiliate Site. Links will typically result in the display of an invisible graphic (in the case of a text Link) or a product graphic (in the case of a graphic Link) resulting from a request to the BFAST Service Bureau.

1.7 "Impression" shall mean each occurrence that a text or graphic Link is served.

1.8 "End User Clickthrough" shall mean the event caused by an End User clicking or otherwise activating a Link. Typically, this will result in a request to the BFAST Service Bureau resulting in the link to and display of a page on the Merchant's Internet site.

1.9 "Program Launch" shall mean the first date upon which Merchant receives a BFAST Affiliate application.

2.   BFAST Services.

2.1 BFAST (Be Free Affiliate Serving Technology(sm)) is a set of technologies and methods, accessible by Merchant and Affiliates through Internet connections to Be Free servers (the "BFAST Service Bureau"). BFAST Services (a) enable Merchant to establish and manage one Affiliate Sales Channel including the terms and conditions of its relationship with Affiliates; (b) connect End Users from Affiliate Sites to the Merchant's Internet site for the purpose of purchasing goods or services from the Merchant; and (c) measure and report the related activity.

2.2 The BFAST Service Bureau provides Affiliate Sales Channel transactional services which (a) respond to the request resulting from text Tags by serving an invisible pixel; (b) respond to the request resulting from graphical Tags by directing the request to Merchant's servers to serve a graphic; (c) respond to End User Clickthroughs by directing End Users' browser to an address at the Merchant's Internet site; and (c) track and report Impressions, End User Clickthroughs and sales (or other services offered by Merchant).

2.3 Affiliates access the BFAST Service Bureau via reporting.net, a Merchant-branded Internet site through which Affiliates may (a) generate Tags to be used in the Affiliate Site; and (b) access Affiliate activity reports.

2.4 Merchant accesses the BFAST Service Bureau via a Merchant graphical user interface (GUI). Through the GUI, Merchant may (a) approve Affiliate applications; (b) approve Affiliate commission voucher data; (c) add or remove Tags available to Affiliates on reporting.net; (d) modify Affiliate profiles;
(e) access Affiliate Sales Channel reports; (f) download certain Affiliate Sales Channel data; and (g) initiate up to 10,000 Affiliate-targeted broadcast e-mails (the "Standard Level") per calendar month (Merchant may initiate up to a maximum of 30,000 Affiliate-targeted broadcast e-mails each calendar month for an Excess E-mail Fee of $0.10 per e-mail over the Standard Level). Merchant is hereby granted a non-exclusive, non-transferable right to use the Merchant GUI software for use with the Affiliate Sales Channel activities anticipated by this Agreement during the Term and any Additional Terms. Such right includes all related software and documentation delivered to Merchant.

2.5 BFAST implementation shall include the installation of the Merchant GUI and assistance with the initial setup of (a) the Merchant's profile and security configuration; (b) the Merchant's Affiliate application form; (c) the Affiliate commission structure (including commission rates, payment frequency and minimum payment levels); (e) the reporting.net site configuration; and (f) the Catalog and Transaction Files. BFAST training is provided via telephone or at Be Free facilities for up to 4 Merchant employees.

2.6 BFAST Merchant support shall be provided by a client service representative and is available Mondays through Fridays from 8:30 am to 5:30 pm ET. Client service representatives will provide support services including (a) project coordination for implementation and training; (b) ongoing coordination of any necessary Be Free resources; (c) technical issue resolution and trouble-shooting; (d) communication and support for product enhancements; (e) Affiliate Sales Channel analyses; and (f) communication of Affiliate Sales Channel best practices techniques.

3. BFAST Auto-Merchandising Services. Auto-Merchandising enables Merchant, rather than Affiliates, to control the Links that are served on Affiliate Sites. Through Auto-Merchandising Tags, Merchant may automate Link generation based on Merchant-identified criteria such as Affiliate content category, End User browser or operating system, and/or date and time of day.

4. Open Affiliate Outreach & FastApp Services. Open Affiliate Outreach Services include initiatives to expand the Affiliate Sales Channel through Be Free sponsored Affiliate recruitment programs. Affiliates recruited by Be Free on behalf of Merchant may be provided the option of joining other Be Free customers' affiliate sales channels through FastApp, a consolidated Be Free-branded on-line Affiliate application form and, if requested by the Affiliate, through direct solicitation by Be Free. Affiliates recruited through the Open Affiliate Outreach & FastApp Services may modify their Affiliate account data; provided such form includes Merchant's standard terms for the Affiliate Sales Channel.

5. Affiliate Commission Payment Services. Affiliate Commission Payment Services include Be Free's printing and mailing of Merchant-branded Affiliate commission checks based upon commission periods and commission amounts approved by merchant in the Merchant GUI. Such services shall be provided by the end of each calendar month provided that funds have been received by Be Free by the twentieth of that month. Commission payments will be mailed by the end of the following month for funds received after the twentieth. A transaction log will be provided to Merchant for audit purposes. Merchant shall reimburse Be Free for bank fees associated with Merchant-requested stop payment orders.

6.   Affiliate Support Services

6.1 Level I Affiliate Support includes the following technical and marketing support services including (a) assisting potential Affiliates with application completion; (b) assisting Affiliates with link generation; (c) assisting Affiliates with the resolution of broken links; (d) logging all emails and tracking known Affiliate issues; (e) responding to Affiliate e-mails within one business day; (f) providing a set of Affiliate frequently asked questions (FAQs) and an answer data base; (g) escalating Affiliate issues to the appropriate contacts in Merchant's organization; (h) notifying Affiliates of product enhancements; (i) corresponding with inactive Affiliates to remind them of how to set up links; (j) providing Merchant with monthly summaries of outstanding and resolved issues and statistics including type and frequency; (k) assisting with the interpretation of Affiliate reports; (l) responding to Affiliate requests to assist with improving sales (or other services offered by Merchant); and (m) an increase of the Standard Level of Affiliate-targeted broadcast e-mails to 20,000 per calendar month.

6.2 Level II Affiliate Support is a marketing enhancement service that includes corresponding with the top 250 sites (based on revenue generated through the Affiliate Sales Channel) to (a) notify them of Merchant developed promotions such as seasonal offerings, new Affiliate offerings and new product offerings;
(b) recommend sales enhancement techniques and best selling methods; and (c) ensure that they understand and use Affiliate generated reports to maximize their traffic and sales. Level II Affiliate Support also includes an increase of the Standard Level of Affiliate-targeted broadcast e-mails to 30,000 per calendar month.

7. Affiliate Application Review Services. Affiliate Application Review Services include (a) reviewing Affiliate applications for completeness and communicating any omitted information; (b) reviewing Affiliate Site (at the time of the Affiliate application) for appropriateness based on written Merchant guidelines; (c) approving or rejecting application based on written Merchant guidelines; (d) corresponding with Affiliate applicants to inform them of acceptance or rejection; (e) providing Merchant with monthly summaries of number of applications reviewed, approved and rejected and the most common reasons for rejection.

8. Image Hosting & Serving Services. Image Hosting Services include the hosting of Merchant graphic files on Be Free Service Bureau and serving such files in response to Impression requests. Each calendar month, the average size of graphic files served may not exceed 15 kilobytes per file. The size of any single graphic file hosted or served by may not exceed 35 kilobytes.

AGREED AND ACCEPTED BY BE FREE:            AGREED AND ACCEPTED BY MERCHANT:

By: /s/ W. Blair Heavey                    By: /s/ Dennis J. Shepard
    -------------------------------            ----------------------------

Name: W. Blair Heavey                      Name: Dennis J. Shepard
      -----------------------------              --------------------------

Title: Vice President Sales                Title: Chief Operating Officer
       ----------------------------               -------------------------

Date: August 9, 1999                       Date: August 5, 1999
      -----------------------------              --------------------------

1.   Term And Termination.

1.1 This Agreement will begin on the Agreement Date and end one year from the Program Launch ("Term"). The Agreement will automatically renew for additional one-year periods ("Additional Terms") unless terminated in writing by either party before 90 days prior to the end of the Term or Additional Terms. Notwithstanding any other provision of this Agreement, Merchant may terminate any Optional BFAST Service upon 60 days written notice to Be Free. Sections 1.1, 2.1, 3.3, 4..1, 4.2, 5, 6, 7.4, 7.5, 7.6 and 7.7 shall survive any expiration or termination of this Agreement.

1.2 Provided that a party is not in default of any payment or other material breach, that party may terminate this Agreement upon 60 days written notice (the "Notice Period") upon any material breach or default of a provision of this Agreement by the other party. Any termination under this section shall become effective at the end of the Notice Period unless the party in violation cures the material breach or default, or has commenced reasonable efforts to cure the breach or default within such period.

2.   Be Free Obligations.

2.1 Be Free represents and warrants that (a) all software provided hereunder is free from material defects; shall perform in accordance with it's documentation; is free of any viruses, trojan horses, trap doors, Easter eggs, worms time bombs, cancelbots, or other programming routines that are intended to damage, interfere with intercept or expropriate any system, data or information of Merchant or its Affiliates; and will not be adversely affected by the advent of the Year 2000 date change; (b) all services provided hereunder shall, in all material respects, be performed in a professional manner and in accordance with service descriptions; and (c) any software used by Be Free to perform its obligations hereunder shall record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same degree of performance and functionality as prior to that date.

2.2 The BFAST Service Bureau shall respond to Impression and End User Clickthrough requests at a rate not greater than the expected peak request rate with a first-byte latency of less than ninety-five hundredths (0.95) of a second, as measured at its router nearest its Internet point of presence (the "Performance Obligation"). Due to the complexity of the Internet, the variability of user hardware and software capabilities and the provision of services to End Users by various providers, Be Free does not guarantee end-to-end response times or transmission rates. Should Be Free fail to provide services in accordance with the Performance Obligation for greater than 60 consecutive minutes during any calendar day, Be Free shall discount BFAST Service Fees for that day by 5%. For purposes of Section 1.2, a material breach of the Performance Obligation shall be failure to meet those obligations for 72 consecutive hours.

2.3 Unless otherwise specified, Be Free shall (a) invoice all fees for calendar month periods; (b) invoice fixed and minimum fees at the beginning of each such month; and (c) invoice any amounts exceeding minimum fees in the subsequent month.

3.   Merchant Obligations.

3.1 Merchant shall provide Be Free, on a regular basis, with a file that accurately reflects the merchandise or services available on the Merchant's Internet site (the "Catalog File"). Merchant shall (a) accept and record a transaction identifier for each End User Clickthrough passed from the BFAST Service Bureau; and (b) provide Be Free, not less than once each business day, with a file that includes sales (or other services offered by Merchant) orders, returns or refunds, and the related transaction identifier (the "Transaction File"). The Catalog and Transaction Files shall be formatted in accordance with Be Free's specifications and provided via a Be Free approved method.

3.2 Merchant shall, upon written request and during normal business hours (but not more frequently than once each calendar year), provide access to accounting records to an independent accounting firm chosen by Be Free for purposes of an audit. Such accounting firm shall be required to sign an agreement protecting Merchant's confidential information and shall only be authorized to report on the accuracy of the Merchant's Transaction File for the period requested. Be Free shall bear the costs of the audit unless it is determined by the auditor that there was an error in the Transaction File resulting in a 5% or greater underpayment of BFAST Service Fees in any calendar quarter period. In such event, Merchant shall bear the reasonable costs of the audit for the period requested.

3.3 Unless otherwise specified, Merchant shall pay Be Free's invoices within 30 days of the invoice date. Merchant shall be responsible for all taxes (except any income taxes of Be Free) related to the transactions contemplated hereunder.

3.4 If Merchant elects the optional BFAST Open Affiliate Outreach & FastApp Services the Merchant will be required to place a "call to action" button on their Website.

4.   Indemnification.

4.1 Be Free shall, at its expense, indemnify, defend and hold Merchant harmless from any and all damages and costs (including reasonable attorneys' fees) incurred by Merchant arising out of any claim that the services provided by Be Free hereunder infringe any patent, copyright, trademark, trade secret or other proprietary right, provided that Merchant (a) promptly notifies Be Free in writing of any such claim; (b) gives Be Free full control of the defense and settlement of any such claim; and (c) cooperates with Be Free, at Be Free's expense, in defending or settling such claims.

4.2 Each party shall defend, indemnify and hold harmless the other party from and against any loss, cost or expense (including reasonable attorneys' fees) incurred by the other party due to, or in connect with, (a) the indemnifying party's violation of any privacy rights of a third party; and (b) any claim by the indemnifying party's employees, agents, and consultants related to this agreement (except to the extent the result of the indemnified party's breach of this agreement, negligence or willful misconduct); provided that the indemnified party (i) promptly notifies the indemnifying party in writing of any such claim;
(ii) gives the indemnifying party full control of the defense and settlement of any such claim; and (iii) cooperates with the indemnifying party, at the indemnifying party's expense, in defending or settling such claims.

5.   Ownership.

5.1 Notwithstanding any other provision in this Agreement, each party shall be the sole and exclusive owner of its intellectual property which includes, without limitation, technology (including, in the case of Be Free, BFAST, its source code and its configuration for Merchant), trademarks, service marks, trade names, patents, copyrights, trade secrets and confidential information. Neither party shall use the intellectual property of the other without the prior written permission of the owner.

5.2 Except for Affiliate names and addresses obtained by Be Free through the Open Affiliate Outreach & FastApp Services, Merchant shall be the sole and exclusive owner of names, addresses, transactional data and other personal identifying information of Affiliates and End Users, and Be Free shall treat such information as confidential business information. Be Free shall have the right to use general demographic and non-personally-identifying information of End Users, provided however, that any such use does not identify Merchant as the source of any such data. Upon expiration or termination of this Agreement, Merchant shall retain the right to use the Affiliate names and addresses obtained by Be Free through the Open Affiliate Outreach & FastApp Services subject to the confidentiality obligations in Section 6.

6.  Confidentiality.

                                      2.

6.1 Each party acknowledges that during the Term or any Additional Terms of this Agreement, it may obtain access to trade secrets and confidential business information of the other party. A trade secret generally consists of valuable, secret information or ideas that a party collects or uses in order to keep its competitive edge. Trade secrets include, without limitation, system designs, program materials (including source code and any documentation which has not been publicly distributed or disclosed), operating processes, equipment design, product specifications, and any other proprietary technology. Confidential business information consists of all other competitively sensitive information kept in confidence by a party and includes, without limitation, contract terms, selling and pricing information and procedures.

6.2 Each party agrees not to use or disclose any trade secrets or confidential business information of the other party, except as may be necessary to employees of a party who have a specific need to know in order to coordinate the operation of the Affiliate Sales Channel and, specifically, shall not disclose any trade secret or confidential business information at any time to any third party without the prior express written permission of the owner of such trade secret or confidential business information. These restrictions do not apply to (a) any information that is or becomes generally available to the public except in breach of any other provision hereunder; (b) any information properly obtained from a completely independent source; or (c) any information that may be necessary to establish rights hereunder, or as may be required by law or governmental regulations or authority.

6.3 Merchant, for itself and its employees, agents, and consultants, (a) shall not attempt in any manner to decompile or reverse-engineer the source code of Be Free's software; and (b) shall not allow any other individual(s) or entity(ies) to do or attempt to do so.

7.   Miscellaneous.

7.1 During the Term or any Additional Terms of this Agreement, Be Free shall be the sole provider of Online Affiliate Technology to Merchant for a Sales Affiliate Program. For purposes of this Section, "Online Affiliate Technology" shall mean any set of software or services that enables Merchant to serve advertisements or other promotions on Affiliate Sites or e-mail messages and to pay for such advertisements or promotions based on the traffic to or sales generated from Merchant's internet site by the advertisement or promotion. For purposes of this Section, a "Sales Affiliate Program" means a program whereby Merchant develops a network of affiliate sites substantially similar to the network supported by BeFree pursuant to this Agreement. Such network consists of affiliate sites that carry offers and links for products or services of Merchant in exchange for payment based on the traffic to or sales generated by such advertisement or promotion pursuant to a set of terms that are substantially standard (e.g., negotiated relationships with strategic partners, relationships with advertising agencies and direct marketing activities would all be outside of the Sales Affiliate Program).

7.2 The parties agree to announce this Agreement shortly after the its execution. Each party shall have the right to approve the other party's announcement before it is made public, which approval shall not unreasonably be withheld.

7.3 This Agreement is not assignable, except that it may be assigned by a party in the event of its merger or acquisition, and then only to the merged or acquiring company. Any attempted assignment in contravention of this section shall be null and void.

7.4 EXCEPT AS EXPRESSLY STATED, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING THIS AGREEMENT'S SUBJECT MATTER. EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES IMPLIED IN LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5 Other than breaches of Section 6 (Confidentiality) and the indemnification obligations in Section 4, it is expressly agreed that, in the event of any breach or purported breach of this Agreement, the remedy shall be limited to equitable remedies or an action at law for money damages, if any were actually suffered. OTHER THAN BREACHES OF SECTION 6 (CONFIDENTIALITY) AND THE INDENIFICATION OBLIGATIONS IN SECTION 4, NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS WARNED OF THE POSSIBILITY OF SUCH DAMAGES.

7.6 Neither party shall be liable to the other party for any delay or default hereunder to the extent due to any cause beyond its reasonable control, if such party notifies the other of the cause and the expected duration of such delay or default. All such obligations shall return to full force and effect upon the termination of such cause. A "cause beyond the reasonable control" includes any act of God, act of any government authority, labor dispute, fire, explosion, accident, power failure, flood, riot or declared or undeclared war.

7.7 This Agreement is the entire agreement between the parties regarding its subject matter, supersedes any other agreements or understandings between them, and may only be amended by a writing signed by both parties. A party's waiver of, or failure to enforce, any right hereunder on one occasion shall not be deemed a waiver of any other right on the same occasion or the same right on any other occasion. If a court having competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement shall be construed and governed according to the laws of Commonwealth of Massachusetts applicable to contracts made, and fully performed, in Massachusetts.

                                      3.